The Trustees of Forward Funds approved the following authorization to increase coverage of fidelity bond on December 7, 2006.

APPROVAL OF AUTHORIZATION TO INCREASE COVERAGE OF FIDELITY BOND

RESOLVED:	That the Trustees of Forward Funds (the “Trust”) hereby authorize the officers of the Trust to negotiate and effect the Trust’s fidelity bond based on the parameters outlined to the Board of Trustees at this Meeting; and further

RESOLVED:	That the Treasurer or Secretary of the Trust be, and each of them hereby is, designated as the officers responsible for making the necessary filings and giving the notices with respect to such fidelity bond required by paragraph (g) of Rule 17g-1 under the Investment Company Act of 1940; and further

RESOLVED:	That the officers of the Trust be, and each of them hereby is, authorized to make any and all payments, and to do any and all other acts, in the name of the Trust and on their behalf, as they, or any of them, may determine to be necessary or desirable and proper with the advice of legal counsel to the Trust in connection with or in furtherance of the foregoing resolutions.